Exhibit 5.2

[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

                                                                March 27, 2009

Norfolk Southern Corporation

Three Commercial Place

Norfolk, VA 23510

Re:       Norfolk Southern Corporation-Registration Statement on Form S-4

Ladies and Gentlemen:

            We have acted as special New York counsel to Norfolk Southern Corporation, a Virginia corporation (the "Company"), in connection with the public offering of $500,000,000 aggregate principal amount of the Company's 5.750% Senior Notes due 2016 to be issued and authenticated pursuant to the Indenture referred to below (the "Exchange Notes"). The Exchange Notes are to be issued pursuant to an exchange offer (the "Exchange Offer") in exchange for a like principal amount of the issued and outstanding 5.750% Senior Notes due 2016 of the Company (the "Original Notes") under the Indenture, dated as of January 15, 2009, by and between the Company and U.S. Bank Trust National Association, as Trustee (the "Trustee"), as contemplated by the Registration Rights Agreement, dated as of January 15, 2009, by and among the Company and the Initial Purchasers named therein (the "Registration Rights Agreement").

                        This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Act").

                        In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(i) the Company's Registration Statement on Form S-4 relating to the Exchange Notes filed with the Securities and Exchange Commission (the "Commission") on the date hereof under the Act (the "Registration Statement");

(ii) an executed copy of the Registration Rights Agreement;

(iii) an executed copy of the Indenture;

(iv) the Statement of Eligibility of the Trustee on Form T-1 under the Trust Indenture Act of 1939, as amended, filed as an exhibit to the Registration Statement; and

(v) the form of the Exchange Notes.

                        We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

                        In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, facsimile, electronic or photostatic copies and the authenticity of the originals of such copies.  In making our examination of documents executed or to be executed, we have assumed that the parties thereto, including the Company, had or will have, the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and, except as to the Company, the execution and delivery by such parties of such documents and the valid and binding effect thereof on such parties. We have also assumed that the Company has been duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and that the Company has complied with all aspects of applicable laws of jurisdictions other than the United States of America and the State of New York in connection with the transactions contemplated by the Indenture, Registration Rights Agreement and Exchange Notes. As to any facts material to the opinion expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others.

                        Our opinion set forth herein is limited to the laws of the State of New York that, in our experience, are normally applicable to transactions of the type contemplated by the Exchange Offer and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as "Opined on Law").  We do not express any opinion with respect to the law of any jurisdiction other than Opined on Law or as to the effect of any such non-opined on law on the opinion herein stated.

                        Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that when the Registration Statement, as finally amended (including all necessary post-effective amendments) has become effective under the Act, the Indenture has been qualified under the Trust Indenture Act and the Exchange Notes (in the form examined by us) have been duly executed and authenticated in accordance with the terms of the Indenture and have been issued and delivered upon consummation of the Exchange Offer against receipt of Original Notes surrendered in exchange therefor in accordance with the terms of the Indenture, the Registration Rights Agreement and the Exchange Offer, the Exchange Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by (1) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and (2) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

                        In rendering the opinion set forth above, we have assumed that the execution and delivery by the Company of the Indenture, the Original Notes and the Exchange Notes, and the performance by the Company of its obligations thereunder do not and will not violate, conflict with or constitute a default under any agreement or instrument to which the Company or its properties are subject, except that we do not make this assumption with respect to those agreements and instruments which have been identified to us by the Company as being material to it and which are listed as exhibits in Part II of the Registration Statement. We do not express any opinion, however, as to whether the execution and delivery by the Company of the Indenture and the Exchange Notes, and the performance by the Company of its obligations thereunder, will constitute a violation of, or a default under, any covenant, restriction or provision with respect to financial ratios or tests or any aspect of the financial condition or results of operations of the Company or any of its subsidiaries.

                        We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.  We also consent to the reference to our firm under the caption "Legal Matters" in the prospectus included in the Registration Statement.  In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP